                                                                    EXHIBIT 99.3



[POET HOLDINGS, INC. LETTERHEAD] AD-HOC NOTICE


POET HOLDINGS, INC. PLANS ON SIGNIFICANT COST REDUCTIONS THROUGH RESTRUCTURING OF US SALES OPERATIONS

SAN MATEO / HAMBURG, SEPTEMBER 6, 2002 - Poet Holdings, Inc. expects to move its US field operations to an indirect, partner-based model within the next sixty days and thereby to significantly reduce costs further and generate positive cash flow from the US market. In the course of this restructuring the US subsidiary Poet Software Corporation will be shut down and the executive officers Dirk Bartels (President and CEO) and Jerry Wong (Executive VP North America) will leave the company on September 30. Mr. Bartels will be available to perform consulting services for the company.

Poet will service its North American customers through partners and its European headquarter. Poet has already successfully implemented this model in the Japanese market.

Effective immediately, the Board of Directors has appointed Jochen Witte, Co-Founder and CFO, to serve as CEO and Member of the Board of Poet Holdings. His role as CFO will be taken over by Ludwig Lutter, head of controlling and financial director of the German operations, who has been with the company since December `97. Robert Helgerth will carry worldwide responsibility for the eSupplier Solutions business unit as Senior Vice President. Mr. Helgerth has been running the European eSupplier Solutions business since he joined Poet in November 1999. The Board of Director appointed Dr. Herbert May as Chairman of the Board.

Through these significant cost reductions, its growing and well-respected international customer base and its excellent product offerings in catalog management and database components Poet feels well positioned to emerge as a stronger player from this difficult economic environment.